BERRY GLOBAL GROUP, INC.
2022 DIVIDEND EQUIVALENT RIGHTS PLAN
(Effective December 1, 2022)

1.	Definitions.

a.	“Board of Directors” means the board of directors of the Company.

b.	“Code” means the Internal Revenue Code of 1986, as amended.

c.
“Committee” means, unless another committee is appointed by the Board of Directors to administer the Plan, the Compensation & Talent Development Committee of the Board of Directors; provided that, if no such committee is appointed, the Board of Directors in its entirety shall constitute the Committee.  The Board of Directors shall consider the advisability of whether the members of the Committee shall consist solely of two or more members of the Board of Directors who are “non-employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act, and if applicable, who satisfy the requirements of the national securities exchange or nationally recognized quotation or market system on which the stock is then traded.

d.	“Company” means Berry Global Group, Inc., a Delaware corporation.

e.	“Dividend Equivalent Right” means the rights described in Section 7a and Section 7b herein.

f.	“Effective Date” means December 1, 2022.

g.
“Eligible Option” means an Unvested Stock Option or a Vested Stock Option or both, as the context may require, to the extent such option remains outstanding and has not been exercised, terminated, forfeited, or canceled.

h.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

i.	“LTIP” means the Berry Global Group, Inc. 2015 Long-Term Incentive Plan and the Berry Global Group, Inc. 2012 Long-Term Incentive Plan, each as amended from time to time.

j.	“Participant” shall have the meaning attributed to it in Section 3.

k.	“Plan” means this Berry Global Group, Inc. 2022 Dividend Equivalent Rights Plan.

l.
“Stock Option” means a nonqualified stock option granted under the LTIP prior to November 25, 2022 that remains outstanding and has not been exercised or forfeited, terminated, or otherwise canceled as of the Effective Date.

m.	“Unvested Stock Option” means a Stock Option to the extent it remains unvested as of the Effective Date.

n.	“Vested Stock Option” means a (i) Stock Option to the extent it has vested on or before the Effective Date and (ii) any portion of an Unvested Stock Option that vests following the Effective Date.

2.
Purpose of the Plan. The Plan is intended to (a) provide incentives to certain officers, employees, directors, consultants, and other service providers of the Company and its affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; and (b) provide a means of rewarding and retaining officers, employees, directors, consultants, and other service providers.

3.
Eligibility. Only current officers, employees, directors, consultants, and other service providers of the Company and its affiliates who were granted Stock Options and continue to hold such Stock Options (whether vested or unvested) as of the Effective Date and are granted an award agreement by the Committee under the Plan (each such person, a “Participant”) shall be eligible to receive any Dividend Equivalent Rights granted pursuant to and described in this Plan. The Dividend Equivalent Rights described in this Plan shall not apply to any stock options or other awards granted under the LTIP after November 24, 2022. Any Dividend Equivalent Rights under this Plan will be granted pursuant to and evidenced by a written award agreement in such form and manner as determined by the Committee.

4.	Administration of the Plan; Plan Amendment and Termination.

a.
The Plan is administered by the Committee.  Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to select among eligible individuals for participation in the Plan; to make grants under the Plan; to delegate its authority to such officers and other individuals or committees as it determines; and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s decisions are final and binding on all Participants.  Each member of the Committee shall serve at the discretion of the Board of Directors, and the Board of Directors may from time to time remove members from or add members to the Committee.  Unless otherwise provided by the Company’s bylaws, vacancies on the Committee shall be filled by the Board of Directors.

b.
No member of the Board of Directors or Committee, nor any person to whom authority is delegated, shall be liable for any action taken or determination made in good faith with respect to the Plan or any award granted hereunder.

c.	The Plan and any award agreement thereunder may be amended in any respect or terminated by the Board of Directors of the Company.

5.
Effective Date and Term of the Plan. The Plan shall become effective on the Effective Date. The Plan shall remain in effect for a period of ten (10) years after the Effective Date or, if earlier, upon the last payment with respect to a Dividend Equivalent Right granted hereunder.

6.	Award Agreements. Each Dividend Equivalent Right will be evidenced by an award agreement in such form and manner and containing such terms, conditions and restrictions as the Committee may determine.

7.	Dividend Equivalent Right Credits and Payments.

a.
Unvested Stock Options. In the event that the Company declares and pays a dividend in respect of its outstanding shares of common stock and, on the record date for such dividend, a Participant holds Unvested Stock Options that remain unvested as of the record date, the Company shall create a bookkeeping account that will track, to the extent the dividend paid to stockholders generally was a cash dividend, the cash value the Participant would have been entitled to receive as if he or she had been the holder of record of the number of shares of common stock related to the Unvested Stock Options that remain unvested as of the record date. No interest will be payable with respect to these Dividend Equivalent Right amounts credited to each Participant’s bookkeeping account, if any, that represent cash dividends. The bookkeeping accounts, if any, created to track Dividend Equivalent Right amounts are phantom accounts and the Company is under no obligation to set aside cash or property with respect to any Dividend Equivalent Right amounts. For each vesting date of a Participant’s Unvested Stock Option on which such Unvested Stock Option vests in whole or in part, the Company will pay to the Participant in cash the cash value of the Dividend Equivalent Right amount that has accrued and is attributable to the shares underlying such Unvested Stock Option to the extent it becomes vested on such vesting date. Any Dividend Equivalent Right payment shall be made as soon as practicable after the vesting date(s) of such Unvested Stock Option, but in no event later than sixty (60) days following the applicable vesting date. Dividend Equivalent Right payments under this Section 7a will only be made with respect to Dividend Equivalent Rights that have accrued on an Unvested Stock Option with respect to the shares underlying such Unvested Stock Option that become vested on such vesting date, and the Participant will cease to be credited with Dividend Equivalent Rights with respect to the shares underlying an Unvested Stock Option to the extent vested. In the event that a Participant’s Unvested Stock Options are terminated, cancelled, or forfeited for any reason, the Participant will cease to have any rights under this Plan with respect to such Unvested Stock Options.

b.
Vested Stock Options. In the event that the Company declares and pays a dividend in respect of its outstanding shares of common stock, the Company will pay to the Participant in cash an amount equal to the cash value the Participant would have been entitled to receive as if he or she had been the holder of record of the number of shares of common stock related to the Vested Stock Options as of the record date, but only if and to the extent such Vested Stock Options remain outstanding and have not been exercised, terminated, cancelled, or forfeited on or before the record date. Any such Dividend Equivalent Right payment shall be made each fiscal year quarter, to the extent a dividend is declared, as soon as practicable after the applicable dividend payment date, but in no event later than sixty (60) days following the applicable dividend payment date.

c.	Length of Dividend Equivalent Right. Each Participant will have a Dividend Equivalent Right with respect to each Eligible Option until the earliest of the following:

i.	The date that is the 10-year anniversary of the grant date of such Eligible Option;

ii.
With respect to an Unvested Stock Option, the vesting date with respect to the portion of the Unvested Stock Option that vests on such vesting date (for avoidance of doubt, once an Unvested Stock Option vests, the resulting Vested Stock Option will be entitled to Dividend Equivalent Right payments under Section 7b); or

iii.	The date the Eligible Option is exercised, terminated, canceled, or forfeited.

8.	Miscellaneous.

a.	Rights as a Shareholder. No person shall have any rights as a shareholder of the Company with respect to any Dividend Equivalent Right.

b.
No Right to Employment. Nothing contained in this Plan shall be deemed to confer upon any employee any right of continued employment with the Company or any of its subsidiaries or to limit or diminish in any way the right of the Company or any such subsidiary to terminate his or her employment at any time with or without cause.

c.
Taxes. The Company or a subsidiary shall be entitled to deduct from any payment under the Plan the amount of any tax required by law to be withheld with respect to such payment or may require any participant to pay such amount to the Company prior to and as a condition of making such payment. The Company makes no representation that the Plan or any award complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code.

d.	Nontransferability. No credit for any Dividend Equivalent Right shall be transferable.

e.
Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, excluding any choice of law provisions that may indicate the application of the laws of another jurisdiction. Any provision of this Plan that is determined to be illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be severed and stricken herefrom, and, in that event, the remaining provisions hereof shall continue in effect, subject in all cases to the right of the Board of Directors or the Committee to terminate or modify the Plan at any time.